Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	September 19, 2022	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Acquisition of Mineral, Royalty and Overriding Royalty Interests

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today that on September 16, 2022, it entered into a non-taxable contribution and exchange agreement with an unrelated third party to acquire mineral, royalty and overriding royalty interests of approximately 2,100 net royalty acres located in 12 counties across New Mexico and Texas. The contributing entity will convey its interest to the Partnership in exchange for 851,423 common limited partnership units of Dorchester Minerals, L.P. The acquisition is expected to close on September 30, 2022, subject to customary closing conditions, with cash received by the Contributor on or after July 1, 2022 being contributed to the Partnership.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.